Contact:	Dan Foley — Investors	Alberto Lopez — Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Harrah’s Operating Company Announces Price Determination Relating to Debt Tender Offers for 7.50% Senior Notes due 2009 and 8.00% Senior Notes due 2011

LAS VEGAS,  June 6, 2006 — Harrah’s Operating Company, Inc. (the “Company”), a wholly-owned subsidiary of Harrah’s Entertainment, Inc. (NYSE:HET), today announced that it has established the purchase price for each $1,000 principal amount outstanding of its 7.50% Senior Notes due January 15, 2009 and 8.00% Senior Notes due February 1, 2011 (collectively, the “Notes”) for which the Company previously announced the tender offers (the “Offers”).

Assuming the settlement date of June 9, 2006, the Company will pay for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn prior to 5:00 p.m., ET, on Thursday, June 8, 2006 the purchase price set forth in the following table:

Description of Securities	Reference U.S. Treasury Security	Bloomberg Screen	Fixed Spread (Bps)	Reference Yield	Tender Offer Yield	Purchase Price(1)
7.50% Senior Notes due 2009	4.875% due May 15, 2009	PX5	60	4.966%	5.566%	$1,046.14
8.00% Senior Notes due 2011	4.875% due May 31, 2011	PX6	80	4.946%	5.746%	$1,090.63

(1)          Per $1,000 principal amount of the relevant Notes (excluding accrued and unpaid interest)

The purchase price was determined based upon the pricing formula set forth in the Offer to Purchase, dated May 30, 2006 (the “Offer to Purchase”), and was calculated as of 2:00 p.m., ET, on June 6, 2006 by reference to a fixed spread over the bid-side yield to maturity of the reference U.S. Treasury Security as set forth in the above table.

The Company will also pay accrued and unpaid interest on the Notes accepted in the Offers to, but not including, the settlement date.

The Offers are being made upon and are subject to the terms and condition set forth in the Offer to Purchase and the related Letter of Transmittal.   Deutsche Bank Securities Inc. and JPMorgan Securities Inc. are acting as Dealer Managers for the Offers. The Information Agent and the Depositary is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at 866-736-2200. Questions regarding the Offers should be directed to Deutsche Bank Securities Inc., Liability Management Group at either 212-250-2955 or 866-627-0391 or JPMorgan at either 212-834-4077 or 866-834-4666.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment through operating subsidiaries. Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site — www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):  the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost-effectively integrate Caesars into our operations; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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